UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 29, 2003

Timberline Software Corporation
(Exact Name of Registrant as specified in its charter)
Oregon (State or other jurisdiction of incorporation)	0-16376 (Commission File Number)	93-0748489 (IRS Employer Identification No.)

15195 N.W. Greenbrier Parkway, Beaverton, Oregon Address of Principal Executive Office	97006-5701 Zip Code

(503) 690-6775
Registrant's telephone number including area code :

None
(Former name or former address, if changed since last report)

Item 7. Financial Statements and Exhibits
(a)	Financial statements of businesses acquired. Not applicable.
(b)	Pro forma financial information. Not applicable.
(c)	Exhibits. The following exhibits are filed herewith and this constitutes the exhibit index:
Exhibit
99	Press Release dated January 29, 2003

Item 9. Regulation FD Disclosure

On January 29, 2003, Timberline Software Corporation issued a press release, including certain forward looking statements, disclosing earnings for the quarter ended December 31, 2002.  All of the information in the press release, appearing in Exhibit 99, is not filed but is furnished pursuant to Regulation FD.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
TIMBERLINE SOFTWARE CORPORATION (Registrant)
Date: January 29, 2003	By: /s/ Carl C. Asai Carl C. Asai, Senior Vice President and Chief Financial Officer

TIMBERLINE	NEWS RELEASE

Contact: Carl Asai, Sr. Vice President - Finance and CFO 503.690.6775 - Fax: 503.439.5299 - timberline.com

TIMBERLINE REPORTS RECORD REVENUE AND 114% INCREASE IN NET
INCOME; DECLARES REGULAR QUARTERLY CASH DIVIDEND

Beaverton, Oregon - January 29, 2003 - Timberline Software Corporation (NASDAQ: TMBS), a leading supplier of integrated financial and operations software and services for the construction and real estate industries, today reported a 114% increase in net income for the three months ended December 31, 2002 compared to the same period a year ago on record quarterly revenue. The Company also declared its regular quarterly cash dividend of $0.04 per share.

Revenue for the quarter ended December 31, 2002 was $17,714,000, up 14% from $15,487,000 for the same quarter a year ago. Net income for the quarter was $1,525,000 or $0.13 per diluted share compared to net income of $714,000 or $0.06 per diluted share for the fourth quarter of 2002. This was the Company's highest quarterly net income since the fourth quarter of 1999.

For the year ended December 31, 2002, the Company's net income was $1,757,000 or $0.15 per diluted share on record revenue of $61.9 million compared to net income of $1,851,000 or $0.16 per diluted share on revenue of $59.9 million for the year ended December 31, 2001. Operating results for 2002 included a non-recurring, pre-tax charge of $300,000 in the second quarter related to the write-off of certain unamortized capitalized software costs and pre-tax severance costs in the third quarter of $400,000 related to a reduction in force. These two charges had a cumulative effect of $0.04 per diluted share on 2002 earnings.

"We were pleased with our operating results for the quarter and the full year," said Curtis Peltz, Timberline's President and Chief Executive Officer. "Our employees, solution providers and consultants worked very hard in a challenging operating environment to help us achieve these results. We believe we are gaining real traction in our markets following the initial release in August of Timberline Office, our enterprise suite for construction and real estate firms. This, along with our continued world-class service offerings, has provided us with a solid base for growth and profitability."

Software license revenue increased 15% to $7,115,000 in the fourth quarter of 2002, up from $6,197,000 for the comparable quarter in 2001, and up 20% from the third quarter this year. Service fees increased to $9,877,000 in the fourth quarter of 2002, up 15% from $8,577,000 for the same quarter a year ago.

TIMBERLINE	NEWS RELEASE

Contact: Carl Asai, Sr. Vice President - Finance and CFO 503.690.6775 - Fax: 503.439.5299 - timberline.com

Operating expenses for the quarter increased $390,000, or 3% to $13,114,000 in 2002 from $12,724,000 in 2001. Most of the increases were in product development and sales expenses. The reduction in force last August and the three days of unpaid leave in the fourth quarter enabled the Company to reduce expenses in many areas of the Company.

The Company's strong financial position improved during the fourth quarter. Total assets at December 31, 2002 amounted to $53 million, of which cash and temporary investments increased $3.1 million from the third quarter of 2002 to $10.3 million at year-end. Cash generated from operations in 2002 was $8.0 million.

CASH DIVIDEND DECLARED

The Company's Board of Directors declared the regular quarterly cash dividend of $0.04 per share payable February 25, 2003 to shareholders of record on February 11, 2003.

BUSINESS OUTLOOK FOR 2003

The overall activity in the construction industry during 2002 was relatively strong by historical standards; however, the ongoing uncertainty related to the economic recovery in the U.S. caused many companies in the construction and real estate industries to postpone their technology purchasing decisions in 2002.

There are mixed signals as to the economic recovery, which the Company believes will cause customers and prospects to continue to delay purchasing decisions in 2003. However, if the U.S. economy and construction spending remains at or near its current level, the Company believes its software license revenue will increase in 2003 over 2002. This is primarily based on increased revenue from the Company's integrated Timberline Office suite of products, increased revenue from its national account sales program and new product distribution rights obtained in 2002. Additionally, the Company's service fee revenue, which has experienced year-over-year growth for the past 15 years, is expected to continue that trend in 2003. The Company is also not currently planning on adding to its overall workforce in 2003. Considering these factors and assumptions, the Company expects 2003 earnings to be in the range of $0.25 to $0.30 per diluted share, the majority of which will be earned in the second half of the year.

TIMBERLINE	NEWS RELEASE

Contact: Carl Asai, Sr. Vice President - Finance and CFO 503.690.6775 - Fax: 503.439.5299 - timberline.com

The 2003 earnings estimate is made by the Company's management based on current expectations and information available at this time. In making this estimate, the Company assumes no burden to update this estimate, even if it appears actual results will differ materially from this estimate.

CONFERENCE CALL INFORMATION

As previously announced, the Company will host a conference call today at 1:30 p.m. PST to review its financial results for the quarter. Interested parties may listen to the call in real-time, or later by recording, on the Internet by accessing the Company's website at www.timberline.com. A recording of the call will be available, shortly after the conference call has concluded, by dialing (800) 642-1687 with the conference ID # 7336261. Both of these recordings will be available through February 14, 2003.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the "Safe-Harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to certain risk factors, including without limitation, general economic conditions in the U.S., growth in the U.S. construction and real estate industries, demand for the Company's products and services, impact of competitive products and pricing, timing of the release of the Company's new products or enhancements to its current software products, acceptance in the market place of the Company's new products and enhancements, and other factors set forth from time to time in the Company's filings with the SEC.

Note: Transmitted on PR Newswire @ 1:05 PM PST, January 29, 2003

TIMBERLINE SOFTWARE CORPORATION CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited - Amounts in thousands, except per share data)

	Year Ended Dec 31,		Quarter Ended Dec 31,
	2002	2001	2002	2001
Net revenue:
Computer software	$22,146	$24,452	$7,115	$6,197
Service fees	38,049	33,781	9,877	8,577
Other	1,660	1,709	722	713
Net revenue	61,855	59,942	17,714	15,487

Cost and expenses:
Cost of revenue	8,252	6,608	2,554	1,995
Client services	13,131	14,069	3,237	3,322
Product development	16,450	16,332	4,101	3,854
Sales and marketing	14,103	13,465	3,870	3,702
General and administrative	7,783	7,438	1,906	1,846
Total cost and expenses	59,719	57,912	15,668	14,719
Operating income	2,136	2,030	2,046	768
Other income	313	432	56	68
Income before income taxes	2,449	2,462	2,102	836
Provision for income taxes	692	611	577	122
Net income	$1,757	$1,851	$1,525	$714

Earnings per share:
Basic	$0.15	$0.16	$0.13	$0.06
Diluted	0.15	0.16	0.13	0.06

Weighted-average common shares outstanding,
used in computing earnings per share:
Basic	11,731	11,672	11,761	11,671
Diluted	12,009	11,915	11,968	11,989

TIMBERLINE SOFTWARE CORPORATION CONSOLIDATED CONDENSED BALANCE SHEETS (Unaudited - Amounts in thousands)

	Dec 31, 2002	Dec 31, 2001
Assets
Current assets:
Cash and temporary investments	$10,339	$9,765
Accounts receivable	6,336	6,096
Other current assets	2,198	2,295
Total current assets	18,873	18,156

Property and equipment	21,202	21,510
Purchased software	1,784	652
Capitalized software costs	10,759	10,068
Other assets	685	359
Total assets	$53,303	$50,745

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$1,169	$1,101
Deferred revenues	18,388	16,854
Current portion of long-term debt	375	-
Other current liabilities	3,623	3,302
Total current liabilities	23,555	21,257

Long-term debt	375	-
Deferred credits	4,129	4,508

Shareholders' equity:
Common stock	353	350
Additional paid in capital	5,786	5,378
Accumulated other comprehensive income	27	55
Retained earnings	19,078	19,197
Total shareholders' equity	25,244	24,980
Total liabilities and shareholders' equity	$53,303	$50,745